                                                                     EXHIBIT 2.1



                                      LEASE

                                     PARTIES


        For reference purposes only, this Lease is dated August 5, 1999, and the parties to this lease are AVERY INVESTMENTS, LLC, AN OREGON LIMITED LIABILITY COMPANY, hereinafter referred to as "Lessor," and ACRES GAMING, INC. A NEVADA CORPORATION, hereinafter referred to as "Lessee."

                                    PREMISES

        The real property of which the premises are a part is legally described on Exhibit "A" and by this reference incorporated herein. The "Premises" are further defined as follows:

        Approximately 11,209+/- square feet located on the second floor in Avery Square Shopping Center located at 815 NW Ninth Street, Corvallis, Oregon 97330, consisting of the southern portion of U-203 and the Phone Room, as outlined in red on Exhibit "A-1" and by this reference, incorporated herein. The use and occupancy by Lessee shall include the use, in common with others entitled thereto, of the walkways, common areas, and customer parking facilities.

                                    TERM/RENT

        In consideration of the mutual covenants, promises, and conditions hereinafter set forth, Lessor leases the Premises to Lessee for a term commencing September 1, 1999 and continuing thru February 28, 2002 at the following monthly rental, which sums shall be payable in advance on or before the 1st day of each calendar month throughout the lease term:

        September 1, 1999 thru August 31, 2000               $14,796.00 per mo.
        September 1, 2000 thru August 31, 2001               $15,020.00 per mo.
        September 1, 2001 thru February 28, 2002             $15,244.00 per mo.

                           ...Option, if Exercised...

        March 1, 2002 thru August 31, 2002                 $15,244.00 per month
        September 1, 2002 thru August 31, 2003             $15,468.00 per month
        September 1, 2003 thru August 31, 2004             $15,693.00 per month



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        Provided Lessee is not then in default under the terms and conditions of the Lease at the time the Option to Renew is exercised, Lessee shall have one
(1) option to extend the term of this Lease for a period of thirty (30) months commencing on the date following expiration of the primary term provided Lessee shall have given a minimum of one hundred twenty (120) days' advanced written notice to Lessor of Lessee's intention to extend the term of the Lease. All terms and conditions shall remain the same excepting the rental rate, which shall be as outlined above. Nothing contained herein shall be construed as an extension of the term hereof or as a consent of Lessor to any holding over by Lessee, except through exercise of the Option provided herein.

        This lease is subject to the following terms to which the parties agree:

                              SECTION 1: OCCUPANCY

        1.1 PAYMENT OF RENT. Lessee shall pay the specified rent when due in lawful money of the United States at Lessor's address stated in this lease or such other address as Lessor shall designate by notice to Lessee. Any rent not paid within 10 days from the due date shall bear interest in the manner stated in paragraph 13.6.

        1.2 DELIVERY OF POSSESSION. Delivery of Possession of the Premises shall occur on the date set for commencement of the Lease Term.

        1.3 CONDITION OF PREMISES. Lessor makes no warranty as to the adequacy of the Premises for the intended use by Lessee, and Lessee accepts the Premises in its current "where is, as is" condition, based upon its own inspection and not upon any representation by Lessor or its agents except as may be stated in this lease.

                         SECTION 2. USE OF THE PREMISES

        2.1 PERMITTED USE. Lessee shall use and permit the Premises to be used for the following purposes only:

                       general and administrative offices

        2.2 RESTRICTIONS ON USE. In connection with its use of the Premises Lessee shall:

        (a) Refrain from conducting any activity or creating any conditions on the Premises in violation of any federal, state or municipal laws or orders;



                                                                    Page 2 OF 19
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        (b) Refrain from any activity or the maintenance of any condition that would in any way tend to create a nuisance, damage the reputation of the Premises, or be reasonably offensive to Lessor, other Lessees of the Building in which the Premises may be located or other owners or users of adjoining property;

        (c) Refrain from any use of the Premises that would cause the fire insurance rates on the Premises or the Building to be increased, or that will prevent Lessor from taking advantage of any future ruling of the Oregon Insurance Rating Bureau or its successor that would permit reduced premium rates for long-term policies on the Premises. If Lessee shall fail to comply with this restriction upon reasonable notice from Lessor, Lessee shall pay any extra cost of fire insurance upon receipt of billings from Lessor;

        (d) Refrain from any activity or installation that will, in the opinion of a qualified engineer or architect selected by Lessor, overload the floors or create undue stress upon any part of the Premises;

        (e) Refrain from the use of any electrical equipment that will, in the opinion of a qualified electrician selected by Lessor, overload the electrical circuits from which Lessee obtains current, or interfere with the reasonable use of such circuits by Lessor or other tenants of Lessor using the same circuits. Any changes to the wiring necessary to prevent Lessee's use from overloading the circuits shall be paid for by the Lessee.

        (f) Refrain from smoking in or about the Premises, common area hallways, restrooms, courtyard, or other areas of Avery Square, excepting in those areas as may be designated by Landlord from time to time.

        2.3 SIGNS AND ATTACHMENTS. Lessee shall not, without Lessor's prior written consent as to design, scale, and placement, place any sign, advertisement, notice, marquee, awning, decoration, aerial or attachment in, on or to the roof, front, windows, doors or exterior walls of the Premises or the Building. Any such sign or attachment placed upon the Premises by Lessee with Lessor's consent shall be removed at Lessee's expense upon termination of this lease, and all damage caused by the installation and/or removal shall be repaired at Lessee's expense. Lessee acknowledges that Lessor, at Lessor's sole cost and expense, has installed a set of oversized sign panels on the monument signage identifying Tenant's presence within Avery Square. Lessor, at Lessor's sole discretion, reserves the right to reduce the area of said signage to that of the other sign panels on the monument signage at Lessor's cost. Lessor shall install and maintain at the entrance to the building, and at other portions of the common facilities as may be reasonable, directional signage which clearly identifies the location of Lessee's leased Premises.



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        2.4 REMOVAL OF DEBRIS. Lessee shall keep the common areas abutting the leased Premises free and clear of debris and obstructions of every kind.

        2.5 ALTERATIONS. Lessee shall make no alterations, additions, or improvements to the Premises, including the installation of window coverings, without Lessor's prior written consent. Any such additions, alterations or improvements, except for unattached movable trade fixtures, shall at once become a part of the realty and belong to Lessor and shall not be removed later by Lessee unless the terms of the applicable consent provide otherwise.

                        SECTION 3. MAINTENANCE AND REPAIR

        3.1 LESSEE'S OBLIGATION TO MAINTAIN AND REPAIR. Lessee shall at all times maintain the Premises in a neat condition, free of trash and debris and in good order and repair. Lessee's responsibilities shall include, without limitation, the following:

        (a) Performance of all routine maintenance and repair upon the electrical fixtures, switches, and wiring from the service panel, plumbing, water lines, sewer facilities from point of entry to the Premises, doors, windows and related hardware, ceilings, interior walls and floor; provided, however, Lessor shall be responsible for the replacement of plumbing and the electrical equipment, excepting light bulbs and ballasts, by reason of obsolescence and defects not caused by any neglect on the part of the Lessee, its agents, or employees.

        (b) Replacement of all broken or cracked glass with glass of quality equal to that existing at the commencement of the term.

        (c) Performance of all routine maintenance and repairs and inspections upon the heating plant, any air conditioning unit used in connection with the Premises, and any fixtures and equipment installed by Lessor or Lessee in the Premises.

        (d) Not permitting any waste upon the Premises.

        3.2 LESSOR'S OBLIGATION TO MAINTAIN AND REPAIR. Lessor agrees to maintain in good order and repair during the term of this lease the exterior walls, roof, gutters, down spouts, common areas, and foundations of the building in which the demised Premises are situated and the sidewalks, parking lot, and grounds thereabout. Lessor shall be responsible for major repairs or replacement of the HVAC system, plumbing to point of entry to the Premises, and electrical systems to the service panel, or other items not included in Section 3.1, unless such repairs/replacement is due to a negligent act or omission by Lessee, its invitees, agents, or employees.



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        3.3 CONDITIONS OF LESSORS' LIABILITY. Lessor shall have no duty to make any repairs which are its obligation under this lease until Lessee shall have given written notice to Lessor of the repairs to be made or condition to be corrected. Lessor shall have no liability for failure to make any repair required of it if the repair is completed within a reasonable time following the notice from Lessee.

        3.4 LESSOR'S INTERFERENCE WITH LESSEE. Any repairs, replacements, alterations, or other work performed on or around the leased Premises by Lessor shall be done in such a way so as to interfere as little as reasonably possible with the use of the Premises by Lessee. Lessee shall have no right to an abatement of rent nor any claim against Lessor for any inconvenience or disturbance resulting from Lessor's activities performed in conformance with the requirement of this provision.

            SECTION 4. UTILITIES, TAXES, ASSESSMENTS, AND INSURANCE

        4.1 UTILITIES. Lessee shall pay when due all charges for lights, heat, janitorial service or other utilities of any kind furnished to the Premises at Lessee's request, excepting water and garbage which shall be the responsibility of the Lessor. If Lessor receives and pays bills for any utilities furnished to the Premises, Lessee shall reimburse Lessor upon demand.

        4.2 TAXES. Lessee shall pay when due all taxes assessed against its personal property located on the Premises. Lessor shall pay all real property taxes in connection with the leased Premises. However, Tenant shall be responsible for its prorata share of any increase in the real property taxes above the base year of 1999/2000 during the term of this Lease.

        4.3 ASSESSMENTS. Lessee shall be responsible for its pro rata share of any assessments or charges of any governmental body made against the leased Premises during the term of this Lease for any public improvements, including, but not limited to, providing paving, sidewalks, sewers, core shopping area, public finance improvements or charges, or public parking facilities. Each such assessment or charge for which Lessee is responsible shall be bonded (if public Bancroft type bonding is available) by Lessor on the most lenient, long-time payment plan possible, and Lessee shall pay only those installment payments, including interest, coming due during the term of this Lease or any extension thereof. If Lessor prepays in full any such assessment, Lessee shall pay the same amount to Lessor as it would have paid had the assessments not be prepaid. Notwithstanding the above, this provision shall apply only during the option period, if exercised by Lessee, as outlined herein.

        4.4 INSURANCE. Lessee shall insure (by self insurance if desired) all plate



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glass for which Lessee is responsible under paragraph 3.1. Lessee shall also keep in force a standard form of fire insurance and extended coverage which shall provide adequate coverage of the fixtures, equipment, and all improvements for which Lessee is responsible under paragraphs 3.1 and 5.3. Such insurance shall be in a form, amount, and company satisfactory to Lessor with loss payable to Lessor, excepting that which would apply to Lessee's personal property. All such insurance policies or certificates from the issuers evidencing the required coverage and requiring 10 days' written notice to Lessor prior to any cancellation or change in policy terms shall be delivered to Lessor. Lessor shall maintain fire insurance on the building leased, but not on the fixtures or personal property of Lessee.

        4.5 WAIVER OF SUBROGATION. Neither party shall be liable to the other, or to the other successors or assigns, for any loss or damage caused by fire or any of the risks enumerated in a standard fire insurance policy with an extended coverage endorsement, and in the event of insured loss, neither party's insurance company shall have a subrogated claim against the other.

               SECTION 5. DAMAGE TO OR DESTRUCTION OF THE PREMISES

        5.1 PARTIAL DAMAGE. If either the Building or the Premises shall be partially damaged by fire, windstorm or other casualties and paragraph 5.2 does not apply, Lessor shall, subject to paragraph 5.3, repair the damage and restore to a condition comparable to that existing prior to the damage. Repair shall be accomplished with all reasonable dispatch, subject to interruptions and delays from labor disputes and other causes beyond Lessor's reasonable control. Rent shall be abated during the period and to the extent the Premises are not reasonably usable for the use permitted by this lease, except where the damage is the fault of the Lessee or Lessee is otherwise liable for the cost of repair.

        5.2 DESTRUCTION. If either the Building or the Premises is damaged such that the cost of restoration as reasonably estimated by Lessor equals or exceeds 40 percent of the value of the Premises (or the Building), exclusive of foundations, just prior to the occurrence of the damage, or if the damage occurs when the remaining term of this lease (excluding any optional renewal periods) is 20 percent or less of the original term, then the parties shall proceed as follows:

        (a) Either party may elect to terminate this Lease by written notice to the other party given within ninety (90) days following date of damage:

        (b) Absent such an election, Lessor shall, subject to paragraph 5.3, proceed to restore the Premises (or Building) to condition substantially the same as that existing prior to the damage, so as to provide Lessee with usable space equivalent in quantity and character to that existing at the commencement of the term. Work shall be



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commenced as soon as reasonably possible following the period for Lessor's election not to rebuild and thereafter shall proceed in the manner stated in paragraph 5.1. Rent may be abated in the manner and under the conditions stated in paragraph 5.1.

        5.3 REPAIR OF LESSEE'S PROPERTY. Repair, replacement or restoration of any fixture or personal property owned by Lessee or any additions or improvements to the Premises constructed by the Lessee shall be the responsibility of the Lessee regardless of the cause of the damage. Lessee shall pay all costs of moving its property when this is required in connection with repairs of the Premises for which Lessor is responsible.

                            SECTION 6. EMINENT DOMAIN

        6.1 PARTIAL TAKING. If a portion of the Premises is condemned or purchased in lieu of condemnation and paragraph 6.2 does not apply, this lease shall continue on the following terms.

        (a) Lessor shall be entitled to all of the proceeds of condemnation and Lessee shall have no claim against the Lessor as a result of the condemnation;

        (b) Subject to paragraph 5.3 relating to Lessee's improvements and property, Lessor shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation. Lessor may, but shall not be required to, perform alterations prior to the actual taking after the portion to be taken has been finally determined. Rents shall be abated to the extent the Premises are untenable during the period of alteration and repair;

        (c) After the date on which title vests in the condemning authority or an earlier date on which alterations are commenced by Lessor to restore the balance of the Premises in an anticipation of taking, the rent shall be reduced in proportion to the reduction in reasonable value of the Premises for Lessee use caused by the condemnation.

        6.2 TOTAL TAKING. If a condemning authority takes all of the building or leased Premises or a portion sufficient to render the remaining Premises reasonably unsuitable for the use which Lessee was then making of the Premises, the Lease shall terminate as of the date the title vests in the condemning authorities or the date that Lessee surrenders possession of the property, whichever is later, and the provisions of Section 11 covering termination shall apply. In such event, Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation.



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                     SECTION 7. LIABILITY TO THIRD PERSONS;
                          LESSOR'S LIABILITY TO LESSEE

        7.1 INDEMNIFICATION OF LESSOR. Lessee shall indemnify and defend Lessor from any claim, liability, damage or loss arising out of or relating to any activity of the Lessee, its agents, invitees, or visitors on the Premises or any condition existing in the Premises. However, this provision shall not be construed to relieve Lessor from responsibility for any loss or damage caused to Lessee or others as a result of the negligence or willful acts of Lessor or its employees.

        7.2 ACTS OF OTHER TENANTS. Lessor shall have no liability to Lessee for acts of other tenants who may be occupying the Building or adjacent Premises.

        7.3 LIENS. Lessee shall pay as due all claims for work done on and for services rendered or materials furnished to the Premises at its request, and shall keep the Premises free from any liens. If Lessee fails to pay any such claims or to discharge any lien, Lessor may do so and collect all costs of such discharge, including its reasonable attorneys' fees. Such actions by Lessor shall not constitute a waiver of any right or remedy which Lessor may have on account of Lessee's default. If a lien is filed as a result of nonpayment Lessee shall, within 10 days after knowledge of the filing, secure the discharge of the lien or deposit with Lessor cash or a sufficient corporate surety bond in an amount sufficient to discharge the lien plus any costs, attorney fees and other charges that could accrue as a result of a foreclosure or sale under the lien.

        7.4 LIABILITY INSURANCE. Lessee shall at its expense carry public liability and property damage insurance with a combined single limit of not less than $1,000,000 per occurrence. Such insurance shall be in a form satisfactory to Lessor, shall protect Lessor and Lessee against the claims of third persons and shall include an endorsement covering the indemnification liability assumed by the Lessee under paragraph 7.1 of this lease. Lessee shall furnish certificates evidencing the insurance coverage and bearing endorsements requiring 10 days' written notice to Lessor prior to any change or cancellation of the policy.

                       SECTION 8. ASSIGNMENT AND SUBLEASE

        PROHIBITION ON ASSIGNMENT. No part of the Premises may be assigned, mortgaged or subleased by Lessee, nor may a right to use any portion of the Premises be conferred on any third person by any other means, without Lessor's prior written consent. This provision shall apply to all transfers by operation of law and transfers to and by trustees in bankruptcy, receivers, administrators, executors and legatees. No consent in one instance shall prevent this provision from applying to a subsequent instance. Lessor shall have the right to charge a reasonable fee for administrative



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expenses in connection with any assignment or sublease to which it gives its consent.

                               SECTION 9. DEFAULT

        The following shall be the events of default:

        9.1 NONPAYMENT BY LESSEE. Lessee's failure to pay rent when due or any other charge under this lease within ten (10) days after written notice by Lessor.

        9.2 NONCOMPLIANCE BY LESSEE. Lessee's failure to comply with any term or condition or fulfill any obligation of this lease (other than the payment of rent or other charges) within fifteen (15) days after written notice by Lessor specifying the nature of the default. If the default is of such nature that it cannot be completely remedied within the fifteen (15) day period, this provision shall be complied with if Lessee begins correction of the default within the fifteen (15) day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

        9.3 INSOLVENCY OF LESSEE. An assignment by Lessee for the benefit of creditors; the filing by Lessee of a voluntary petition in bankruptcy, and adjudication that Lessee is bankrupt or the receiver of the property of the Lessee; the filing of an involuntary petition of bankruptcy and Lessees failure to secure a dismissal of such petition within sixty (60) days after filing; attachment or levying of execution upon the leasehold interest and failure of Lessee to secure discharge of such attachment or release of such levy within thirty (30) days. If Lessee consists of two or more individuals or business entities, the events of default specified in this paragraph shall apply to each individual unless within 10 days after an event of default occurs, the remaining individuals produce evidence satisfactory to Lessor that they have unconditionally acquired the interests of the one causing the default.

                         SECTION 10. REMEDIES ON DEFAULT

        10.1 RE-ENTRY. In the event of a default, Lessor may elect to terminate Lessee's right to possession of the Premises by notice to Lessee. Following such notice, Lessor may re-enter, take possession of the Premises and remove any persons or property by legal action or by self-help, with the use of reasonable force and without liability for damages. Lessor shall have a security interest in Lessee's property on the Premises at the time of re-entry to secure all sums owed or to become owing Lessor under the lease. Perfection of such security interest shall be by taking possession of the property, except for clinical records which in all cases will remain the property of the Lessee, or otherwise as provided by law.

        10.2 RELETTING. Following a re-entry by Lessor because of Lessee's default,

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Lessor may relet the Premises for a term longer or shorter than the term of this lease and upon any reasonable terms including the granting or rent concessions to the new tenant. Lessor may alter, refurnish or change the character or use of the Premises in connection with such reletting. No such reletting by Lessor following Lessee's default shall be construed as an acceptance of a surrender of the Premises. If rent received upon reletting exceeds rent received under this lease, Lessee shall have no claim to the excess.

        10.3 DAMAGES FOR DEFAULT. Following re-entry, Lessor shall have the right to recover from Lessee the following damages:

        (a) All unpaid rent or other charges for the period prior to re-entry, plus interest as provided in paragraph 13.6.

        (b) An amount equal to the rental lost during any period in which the Premises are not relet.

        (c) All costs incurred in reletting or attempting to relet the Premises, including without limitations, the cost of clean up and repair in preparation for a new Lessee, the cost of correcting any defaults or restoring any unauthorized alterations and the amount of any real estate commissions or advertising expenses.

        (d) Reasonable attorneys' fees incurred in connection with the default, whether or not any litigation is commenced.

        10.4 ACTIONS ON DEFAULT. Lessor may sue periodically to recover damages as they accrue throughout the lease term and no action for accrued damages shall be a bar to a later action for damages subsequently accruing. To avoid a multiplicity of actions, Lessor may obtain a decree of specific performance requiring Lessee to pay the damages stated in paragraph 10.3 as they accrue. Alternatively, Lessor may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the lease equal to the difference between the rent under this lease and the reasonable rental value of the Premises for the remainder of the term, discounted to the time of the judgment at the maximum rate permitted by law.

        10.5 LESSEE'S POSSESSION FOLLOWING DEFAULT. In the event that Lessee remains in possession following default and Lessor does not elect to re-enter, Lessor may recover all unpaid rent or other charges, and shall have the right to cure any nonmonetary default and recover the cost of such cure from Lessee, plus interest at 12% per annum from the date of the expenditure. In addition, Lessor shall be entitled to recover attorneys' fees reasonably incurred in connection with the default, whether or not litigation is commenced. Lessor may sue to recover such amounts as they accrue, and no one action for accrued damages shall bar a later action for damages subsequently accruing.

        10.6 REMEDIES CUMULATIVE. The foregoing remedies shall not be exclusive but shall be in addition to all other remedies and rights provided under applicable law, and no election to pursue one remedy shall preclude resort to another consistent remedy.

                      SECTION 11. SURRENDER ON TERMINATION

        11.1 SURRENDER OF PREMISES. Upon expiration of the lease term or earlier termination because of default, Lessee shall deliver all keys to Lessor and surrender the Premises to Lessor broom clean. Alterations constructed by Lessee pursuant to Lessor's permission shall not be removed or restored to the original condition unless the terms of permission for the alterations so require. Depreciation and wear from ordinary use for the purposes for which the Premises were let need not be restored, but all repair for which Lessee is responsible shall be completed prior to such surrender. Lessee's obligation under this paragraph shall not apply in case of termination of the lease because of destruction of the Premises.

        11.2 FIXTURES. With the exception of Lessee's movable trade fixtures, all other fixtures placed upon the Premises during the term shall, at Lessor's option, become the property of Lessor. Lessor may elect to require Lessee to remove all such fixtures which would otherwise remain the property of Lessor, and to repair any damage resulting from the removal. Should Lessee fail to effect such removals or make such repairs, Lessor may do so and charge the cost to Lessee with interest at 12% per annum from the date of expenditure.

        11.3 REMOVAL OF LESSEE'S PROPERTY. Lessee shall remove all furnishings, furniture and trade fixtures that remain the property of Lessee. Failure to do so shall be an abandonment of the property and Lessee shall have no further rights therein and Lessor may retain or dispose of the property as it sees fit.

        11.4 HOLDOVER. Should Lessee fail to vacate the Premises when required, Lessor may elect to treat Lessee as a tenant from month to month at a rental rate equal to 125% of that required to be paid during the month immediately prior to expiration and subject to all provisions of this lease except for provisions for term, or Lessor may elect to take legal action to eject Lessee from the Premises and to collect any damages caused by Lessee's wrongful holding over.

        Lessee's failure to remove property as required by paragraph 11.3 above shall constitute a failure to vacate to which paragraph 11.4 shall apply if the property not removed will substantially interfere with occupancy of the Premises by another tenant or with occupancy by Lessor for any purpose including preparation for a new tenant.

                             SECTION 12. ARBITRATION

        12.1 DISPUTES ARBITRABLE. If any dispute arises between the parties to this lease regarding the extent of rent abatement under paragraph 5.1, the extent of damage under paragraph 5.1, the extent of rent reduction to be made under paragraph 6.1 (c), or whether paragraph 6.2 applies following a partial taking of the Premises by condemnation, either party may request arbitration and appoint as arbitrator one independent real estate broker or appraiser having knowledge regarding evaluation of rental property comparable to the Premises. If the dispute is not resolved within 10 days after such notice, the responding party shall likewise choose an arbitrator meeting the above qualifications. The two arbitrators shall within 5 days choose a third having the above qualifications. If the choice of the second or third arbitrator is not made within 5 days after the end of the period in which the choice is to be made, then either party may apply to the presiding judge of the Judicial District in which the Premises are located who shall appoint the required arbitrator.

        12.2 SUBMISSION OF DISPUTE. At any time within 20 days after appointment of the third arbitrator either party may submit the dispute for settlement by the arbitrators.

        12.3 PROCEDURE FOR ARBITRATION. The arbitrator(s) shall proceed according to the Oregon statutes governing arbitration, and the award of the arbitrators shall have the effect therein provided. The arbitration shall take place in the county in which the leased Premises are located. Cost of the arbitration shall be shared equally by the parties, but each party shall pay its own attorney fees incurred in connection with the arbitration.

                         SECTION 13. GENERAL PROVISIONS

        13.1 NONWAIVER. Waiver by Lessor of strict performance of any provision of this lease shall not be a waiver of or prejudice the Lessor's right otherwise to require strict performance of the same provision or any other provision.

        13.2 ACTIONS AND SUITS. If suit or action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorneys' fees at trial and upon any appeal of such suit or action. In any action brought to enforce this lease or arising out of the relationship between the parties created by this lease, the parties agree that all issues in any such actions shall be tried by a judge and not by a jury.

        13.3 NOTICES. Any notice under this lease shall be in writing and shall be effective when actually delivered, to the address for the parties stated in this lease, or to such other address as the party may specify by notice to the other party. Notices to Lessee shall be sufficient if posted in a conspicuous place on the Premises, and any such notice shall be effective as of the time of posting.

        13.4 SUCCESSION. Subject to the prescribed limitations on transfer of Lessee's interest, this lease shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

        13.5 ENTRY FOR INSPECTION. Lessor shall have the right to enter upon the Premises only at reasonable times, after giving reasonable notice (such notice shall be defined as 24 hours minimum) to Lessee to determine Lessee's compliance with this lease, to make repairs to the Building or to the Premises, or to show the Premises to any prospective tenant or purchaser, and in addition have the right, to place upon the Building or Premises any notices for selling of the Building or Premises, and at any time during the last two months of the term of this lease, to place and maintain upon the Premises notices for leasing of the Premises.

        Notwithstanding anything herein contained to the contrary, Lessor shall, at all times during the term of this Lease, have access to the phone room and roof, which access requires entry through the Premises. Access to the phone room and roof shall be accomplished by entering the Premises during normal business hours or at any other times by contacting the Lessee, who will provide 24-hour access. The parties recognize that it is necessary for the Lessee to know when all entries are made to the Premises.

        13.6 INTEREST ON RENT AND OTHER CHARGES. Any rent or other payment required of Lessee by this lease shall, if not received by Lessor within 10 days after it is due, be subject to a $50.00 late charge as additional rent. Any unpaid monies due shall accrue interest at 12% per annum from the due date until paid.

        13.7 PRORATION OF RENT. In the event of commencement or termination of this lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default, all prepaid rent shall be refunded to Lessee or paid on his account.

        13.8 LESSOR'S CONVEYANCE. Any conveyance of the Premises by Lessor during the term of this lease shall be subject to this lease, and following any such conveyance, Lessor shall be discharged from all obligations under this lease except those already accrued.

        13.9 IMPROVEMENTS BY LESSEE. Lessee, at its sole cost, expense and coordination, shall be responsible for the installation of all phone lines, furnishings, fixtures, or other items deemed necessary for intended use not provided by Lessor.

        13.10 PARKING. Lessee shall be entitled to the nonexclusive right to park in the parking areas located in the eastern lot of the Center or as otherwise directed by Lessor from time to time for the use of Lessee's invitees and employees. Provided, however, Lessee shall endeavor to limit its consumption of parking to its pro rata share of the total parking spaces existing within the Center, or as may be added thereto, excluding handicap parking stalls (including those which may be added pursuant to Code) and those spaces as may be identified as "visitor parking", based upon the ratio of the square feet of the leased premises to the total square feet of all space capable of being leased within the building, agreed to be 12.81 percent (12.81%). In no event shall Lessee direct its employees to park in the northern lot of the Center. Lessor reserves the right, at Lessor's sole discretion, to allocate and assign numbered parking spaces to Lessee on the pro rata share as defined herein. Additionally, Lessor reserves the right to designate a percentage of those spaces in the eastern half of the northern lot of this Center as "visitor parking" and/or "car pool"; provided, however the Lessee's prorated share of remaining parking shall not be reduced thereby. In the event Lessor allocates and assigns numbered spaces to Lessee, as outlined herein, the overflow parking by Lessee, if any, shall be directed off-site at Lessee's sole risk and responsibility. Any off-site parking provided by Lessor shall have a nightly illumination equivalent to that offered at Avery Square.

        13.11 ADA STANDARDS. Lessor shall be responsible for any alterations, modifications or improvements required to be made upon the common areas in the building due to any applicable Federal, State, County or City law, order, regulation, or ordinance, and shall indemnify and hold Lessee harmless from any action as a result thereof. Lessee shall be responsible for any alternations or modifications within the demised leased Premises (as outlined on Exhibit "A-1") as may be required by virtue of any Federal, State, County or City law, order, regulation, or ordinance. Lessee shall indemnify and hold Lessor harmless from any actions as a result thereof. Each party agrees to notify the other party immediately upon the receipt of any claims, asserted or threatened, arising out of an alleged failure to comply with the ADA or any regulations promulgated thereunder with respect to the leased Premises.

        13.12 ACCESS TO THE PREMISES. Lessee and Lessee's employees shall be granted twenty-four (24) hours access to the Premises. As soon as reasonably practical after full execution of this Lease and prior to possession by Lessee, Lessor shall install a code-activated system for the purpose of access into the building outside of normal operating hours through an entrance or entrances of Lessor's choice.

        13.13 PHONE ROOM ACCESS. Lessee maintains a phone/communication room as depicted on the attached Exhibit "B" and labeled "Acres Phone Room", which will require access through premises which may be occupied by another Lessee of the Building. Lessee shall have twenty-four (24) hour access to said phone room, provided, however, if said premises are occupied, the need for such access during occupant's hours of business shall be coordinated with the Lessee of the area requiring through access in advance for an appropriate time as may be reasonably determined by said occupant.

        13.14 LESSOR'S ALTERATIONS. Lessor shall install doorways and doors with lockset in those locations identified on Exhibit "B", in compliance with applicable code, at time of possession. Additionally Lessor, reserves the right at Lessor's expense to replace the carpeting in the main hallway, as highlighted in blue on Exhibit "B", to match the new carpeting to be installed on the second floor common area walkways. Lessor shall provide Lessee with reasonable advance notification prior to commencement thereof.

        13.15 TENANT MIX. For those situations within the control of Lessor and subsequent to the date of execution of this Lease by all parties, Lessor agrees to refrain from leasing any other premises within the building for the purpose of an arcade, amusement center, or other similar use. If for any reason whatsoever this prohibition shall be deemed a violation of any federal or state statutes, it shall be null and void without force or effect, and the remainder of this Lease shall continue in full force or effect to its scheduled conclusion. In the event Lessor is required by Lessee to defend this provision, then and in that event, Lessee shall pay to Lessor expenses, costs, attorney fees, fines, judgments, or penalties in connection therewith and as may be incurred by or assessed against Lessor.

        ALL PARTIES ARE ADVISED AND ENCOURAGED BY BROKER TO CONTACT HIS OR HER ATTORNEY AS TO ANY QUESTIONS THAT MAY EXIST PRIOR TO THE EXECUTION OF THIS DOCUMENT.

        No warranties, recommendations, or representations are made by broker as to the accuracy, the legal sufficiency, legal effect, or tax consequences of the above referenced document.

        IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate at the place and on the day and year first above written, any corporate signature being by authority by the board of directors.

LESSEE:                                     LESSOR:

ACRES GAMING, INC.                          AVERY INVESTMENTS, LLC


By:____________________________             By:_____________________________

Date:__________________________             Date:____________________________


ADDRESS FOR NOTICES:                        ADDRESS FOR NOTICES:

Acres Gaming, Inc.                          Avery Investments, LLC.
Attn: __________________________            Attn: Eric Bunn
815 NW 9th Street, Suite #203               c/o Avery Square
Corvallis, OR    97330                      P. O. Box 807
                                            Corvallis, OR 97339

                                  EXHIBIT "A"

                                Property Layout

                                   EXHIBIT "A"
                                   (Continued)

                                 EXHIBIT "A-1"

                               Phone Room Layout

                                   EXHIBIT "B"

                            Phone Room Access Layout

                                                                   Page 20 OF 19